EXHIBIT 99.1

Transcript of

United States Antimony Corporation

United States Antimony Corporation First Quarter 2025 Financial and Operating Results Call

May 8, 2025

Participants

Gary Evans - CEO & Chairman, United States Antimony Corporation

Joe Bardswich - EVP, Chief Mining Officer & Director, United States Antimony Corporation

Richard Isaak - Senior Vice President & Chief Financial Officer, United States Antimony Corporation

Jonathan Miller - Vice President, Investor Relations & Global Sales Manager, United States Antimony Corporation

Analysts

Presentation

Operator

Greetings. Welcome to the United States Antimony Corporation First Quarter 2025 Financial and Operational Results Meeting. At this time, all participants are in a listen-only mode. A question-and-answer session will follow the formal presentation. [Operator Instructions]. Please note, this webcast is being recorded.

I will now turn the webcast over to your host, Gary C. Evans, Chairman and CEO. You may begin.

Gary Evans - CEO & Chairman, United States Antimony Corporation

Thank you, sir, and thank all of you. Good afternoon, and I appreciate you joining the management team of U.S. Antimony to hear about our first quarter 2025 results. I have with me on the call today other management team members, including Joe Bardswich, who is our Board member and Executive Vice President and Chief Mining Engineer for the company; Rick Isaak, our Senior Vice President and Chief Financial Officer; and Jonathan Miller, Vice President of Investor Relations.

In summary, we reported revenues this morning were up 128% year-over-year from last quarter of 2024. Gross profit was up 302% year-over-year and we reported net income of over $0.5 million, which was up 269% year-over-year. Our revenues in the first quarter were almost 50% of what we reported for the entire year in fiscal 2024. Now to give you more detail regarding our operating and financial results reported this morning, Rick Isaak will take over the call. Rick?

Richard Isaak - Senior Vice President & Chief Financial Officer, United States Antimony Corporation

Thanks, Gary. I'll start with some comments on our consolidated results. Sales were $7 million for the first quarter of this year, which is an increase of nearly $4 million over last year. Of this increase, our Antimony business was up $3.5 million over the prior year, which was primarily due to continued strong demand and an increased average sales price with our antimony products. And our Zeolite business was up about $500,000 over the prior year, primarily due to higher demand and an increase in our sales volume with our zeolite products.

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Gross profit, as Gary mentioned was $2.4 million for the first quarter of this year, which was an increase of $1.8 million over last year, and gross margin increased from 19% last year to 34% this year. The primary drivers of these increases were the higher average sales price with lagging ore costs in our antimony business and the more efficient operations in our zeolite business. These increases were offset in part by higher antimony ore costs.

As a result of these improvements, we reported income from operations of $358,000 in the first quarter of this year, which compares to a reported loss from operations of $470,000 last year. However, there was a few more differences between the quarters that provide insight into our results. Our results in the first quarter this year include about $750,000 of costs related to new management personnel and about $315,000 of project costs.

Both of these costs were not present in the first quarter of last year. The majority of these costs relate to our strategy to quickly improve the company to capitalize on the current needs and demands from our business, which includes mining in Alaska and Canada, use of a metals concentration facility in Phillipsburg, Montana, sourcing antimony ore from new suppliers, obtaining funding for plant expansion and plant capacity expansion and others. Also, our results in the first quarter of this year include about $160,000 of ramp-up costs at our Mexico antimony smelter, which we should start seeing the benefits from these costs in future quarters.

Next, I’ll cover a few items related to our antimony business. Our antimony sales were $5.9 million in the first quarter of this year, which is up $3.5 million or 140% over last year, mainly due to the increase in the average sales price quarter-over-quarter. Also, the first quarter this year had lower antimony sales volume than last year’s first quarter, primarily due to contract and logistics delays related to antimony ore supply. This resulted in more antimony inventory on hand at the end of the first quarter than expected. Both matters have since been resolved and processing and sales have increased at the beginning of the second quarter.

Along with the increase in sales, our antimony income from operations increased by $900,000 over last year and was $1.1 million for the first quarter of 2025. The increases in sales and income from operations were related to the strong demand for antimony. Antimony, as you know, is part of the increased demand for critical minerals and critical materials for many industries as well as for the U.S. government. And we’ve been quickly implementing initiatives to capitalize on this demand. We reopened our Mexico antimony operations, as I mentioned. We’re sourcing antimony ore from additional suppliers. We’re expanding our operations to process antimony. In addition, we’re going to start operations soon on our mining claims in Alaska.

Next, I’ll switch to our Zeolite business. Our zeolite sales were $1.1 million in the first quarter of this year, which is up about $500,000 or 82% over last year. Our facility has become a reliable supplier to our customers, and this shows in our increased sales volume, which increased 67% quarter-over-quarter. Our zeolite loss from operations was $308,000 in the first quarter of this year, which improved by $350,000 over last year. This improvement was primarily due to efficiencies in labor and overhead related to higher sales volume as well as lower maintenance and related expenses.

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Our zeolite business, as we’ve mentioned on prior calls, incurred significant maintenance and other related costs in the first quarter of 2024 due to poor maintenance historically on their operating equipment. Overall, we continue to be focused on growing our zeolite sales profitably.

Next, I’ll describe a few items on our balance sheet. Our working capital improved during the first quarter of this year by $3.4 million and improved since March 31, 2024 by $7 million. Our cash balance increased $574,000 during the first quarter of 2025. We have warrant exercises cumulatively over 2024 and 2025 of around 5 million shares. This amounted to gross proceeds of around $3.7 million. There’s around $5.5 million of gross proceeds that has not been exercised. And we ended the quarter with long-term debt of about $300,000. Overall, we got off to a good start in the first quarter, and we have a lot of opportunity ahead of us.

We improved our operations and our financial results at both our antimony and zeolite businesses. Our consolidated results improved over last year and sales income and cash increased over last year. We have initiatives that should continue to improve our results and metrics throughout 2025 and increase shareholder value. More important, you have a team dedicated to capitalizing on this opportunity in front of us and to improving the company every day.

I’ll turn it back over to you, Gary.

Gary Evans - CEO & Chairman, United States Antimony Corporation

Thanks, Rick. And now I’d like to turn the conference call over to Joe Bardswich, who will provide everyone an overview of our mining operations, both in Alaska and Ontario, Canada. Joe?

Joe Bardswich - EVP, Chief Mining Officer & Director, United States Antimony Corporation

Thanks, Gary. So we continue to upgrade and expand our capabilities in the exploration for and development of critical mineral deposits in the United States and Canada. This includes a review of property submissions from prospectors, claim owners and junior exploration companies, the development of our own theories on mineral deposits and occurrences, active field follow-up programs by our geological teams where and when we believe such action is warranted and on occasion, affecting property acquisitions through leases with options to purchase or even outright purchases depending on circumstances.

We have expanded our team to include geologist, Rebecca Gower, who resides in the Fairbanks area of Alaska and has extensive experience in both Alaska, the North Central U.S. and Ontario. She will be joining us effective May 15, and she’ll be working closely with Rod in Alaska. We have also engaged consulting geologists, Peter Mejstrick on a part-time basis. Peter lives in Missoula, about two hours from Thompson Falls and has extensive Northwestern U.S.A. experience, including underground mining experience.

In Ontario, we have engaged two local geologists, Dr. Fred Breaks and Frank Racicot on an as-required basis to further exploration at our option cobalt nickel tungsten property just outside the northwest rim of the Sudbury Basin, and we continue to assess other opportunities for critical minerals in the general Sudbury area. United States Antimony Corporation’s exploration efforts continue to be focused on antimony, surprise, surprise. In Alaska and our Vice President of Mining, Rod Blakestad has very recently completed a return with his family to the Fairbanks area, recently in the last couple of days. Rod is organizing the start-up of a surface trenching program to follow up on high-grade antimony soil anomalies previously identified by exploration companies during the exploration boom occasion by Rod’s discovery of the present day Fort Knox multimillion ounce gold deposit that is being mined and milled by Kinross Gold Corporation. After that discovery, there was a rush of junior and senior companies into the area.

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Antimony is considered a pathfinder element for gold exploration. Companies like Placer Dome and Inco conducted extensive soil exploration programs that included antimony. We presently have copies of the assay results of these programs and the drawings where several antimony and soil anomalies were mapped and plotted. The high-value antimony and soil anomalies justify the trenching program and is the basis for that program.

Based on the history of antimony mining in the Fairbanks area during the First World War and current discoveries by active Placer miners who consider the antimony boulders to be a nuisance, we expect to find outcropping stibnite at the bedrock soil interface and expect both detached boulders of stibnite and stibnite in place more or less in situ in veins in the bedrock.

Where warranted, we will excavate the high-grade stibnite and prepare it for trucking to our facilities in Montana. The goal being to truck material grading 30% to 50% antimony to our Phillipsburg flotation mill for upgrading, then forwarding it to Thompson Falls to meet the military spec for antimony trisulfide for primary ammunitions. And there’s usually a premium on that quality of material.

We have submitted the standard Alaskan multi-department permit application for this work. That was on April 14. We expect approval within the next couple of weeks. There’s plenty to do in the meantime: organizing the excavation contractor and setting up a base on a lease parcel of ground. At Stibnite Creek, we have engaged the services of Piton Exploration. Piton has a previous experience in the Stibnite Creek and Tok area of Alaska. The Stibnite Creek area is more remote than our Fairbanks area property. In the Fairbanks area, we can more or less drive to within a few hundred feet of the locations.

At Stibnite Creek, a very rudimentary mill was set up several years ago, several 10s of years ago, and attempts were made to mine the antimony when the price was in the $2 and $3 range. That mill will be unusable, and we anticipate that maybe a good Samaritan effort by U.S. Antimony would be warranted provided that we would not be subject to responsibility for cleaning the hazards that were created by others.

The application for work at Stibnite Creek will be submitted by Piton within the week. As we expand, we’re experiencing growing pains and sometimes things do not go as smoothly as expected. However, the overall cooperation of team members and meshing of the different components necessary for success are well above average, and I believe they will continue that way.

I’ll turn it back to you, Gary.

Gary Evans - CEO & Chairman, United States Antimony Corporation

Joe, before I let you go there and we get into some of the questions, what is our acreage position? What has it grown to in Alaska?

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Joe Bardswich - EVP, Chief Mining Officer & Director, United States Antimony Corporation

We’re up to just over 55 square miles. That’s just over 35,000 acres. That includes the three main areas: the Fairbanks area, the Stibnite Creek area and the McLaren River area.

Gary Evans - CEO & Chairman, United States Antimony Corporation

And with that acreage position, I think the permitting you filed was for eight different locations that we would start mining operations. Is that correct?

Joe Bardswich - EVP, Chief Mining Officer & Director, United States Antimony Corporation

Yes. There’s primary soil anomalies that we want to explore and develop as soon as possible, as soon as that permit is issued. I'm expecting that permit within two weeks.

Gary Evans - CEO & Chairman, United States Antimony Corporation

Yes. And then we’re hopeful that once we complete our land, we’ve been working on the land purchase to be kind of our home base up there, we would then start stockpiling this antimony and hopefully be able to begin bringing some of it to Thompson Falls by August, September time frame?

Joe Bardswich - EVP, Chief Mining Officer & Director, United States Antimony Corporation

Yes, that’s our target goal to get it moving certainly by the 1st of September.

Gary Evans - CEO & Chairman, United States Antimony Corporation

Perfect. All right. Well, thank you, Joe. Very insightful and very exciting. And just to kind of remind everyone, the reason Alaska is so important to this company is that today, all of our antimony input is bought by international sources. There’s no antimony being mined in the continental United States and a little bit maybe in Alaska. But by having our own source of supply, it gives us certainty.

We’re constantly negotiating contracts with third-parties from bringing antimony around different sources in the world. And if we can have our own supply, then have that certainty, then that gives us all kinds of advantages for our customers. In other words, we can feel comfortable entering into long-term contracts that protect us and protect them.

Additionally, having the kind of quantities that we’re anticipating will give us great ability to fill our smelter. As you know, we’re under a significant expansion effort at Thompson Falls. That would grow that smelter capacity by 6x and having our own supply at a much reduced price than what we are paying to buy international supplies will have a significant financial impact on this company. And so we can’t get that antimony from Alaska to Montana fast enough, and everybody is working feverishly to accomplish that goal.

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So I’d like to now introduce Jonathan Miller and ask him to update everyone on our marketing Investor Relations activities that he and I work on a lot and what we’ve accomplished in the first quarter of 2025. Jonathan?

Jonathan Miller - Vice President, Investor Relations & Global Sales Manager, United States Antimony Corporation

Thanks, Gary. I’m excited to share the evolution of our Investor Relations strategy at United States Antimony Corporation since I came on board last summer. The second half of 2024 was all about foundation building. We went broad and deep across the retail landscape and early institutional market. We participated in over 15 institutional conferences, introducing the company to a wide spectrum of investors, many of whom had never heard of us before. That visibility translated into a meaningful uptick in daily trading volume, a broader shareholder base and most importantly, market cap expansion that better reflects the strategic value of our assets. But as the company matured and execution improved, so did our investor targeting strategy.

For 2025, we’re focused squarely on long-term institutional capital, funds that think in terms of multiyear returns and understand the value of being North America’s only two antimony smelters. We’ve already conducted multiple non-deal roadshows this year with strong support from the banking community such as B. Riley, Titan Partners and JED Capital. Through those efforts, we’ve sat down virtually and in person with over 70 institutional firms, ranging from metals and mining specialists to generalist funds and family offices.

Equity research coverage is also continuing to grow. We now have four firms covering the company, H.C. Wainwright, Alliance Global Partners, B. Riley and D. Boral, with several others in the pipeline that we believe are preparing to initiate research coverage. That validation has helped elevate our credibility and open doors to even larger institutional pools of capital.

Media visibility has followed suit. We’ve been consistently featured in both television, podcasts and print and interest continues to grow because of our exciting story and continued ability to execute. We’re now fielding inbound calls from cable news outlets who want to cover our story. From critical minerals and national security to our domestic production footprint, the narrative is resonating.

Our calendar in Q2 is packed. We’ll be presenting at the D. Boral Conference in New York on May 14th, Canaccord Genuity event in Las Vegas, May 20th and 21th, followed by B. Riley in Marina Del Ray on the 21st and 22nd. Then we present at the Lytham Partners Virtual Conference on May 29th and Centurion One Capital in Beverly Hills, June 4th and 5th.

But conferences are only part of the strategy. We’re currently evaluating digital marketing partners who can help us reach a broader investment audience, particularly through data-driven targeting across platforms like Seeking Alpha, LinkedIn, X and other reputable financial website publishers. The goal is to meet the next wave of investors where they are, whether they’re managing a $10 billion fund or reading mining blogs on a Sunday evening at home.

Bottom line, 2024 was about visibility, 2025 is about conviction, and we’re building the right relationships now to support long-term shareholder value as we continue to scale both our antimony, zeolite and other critical minerals into a larger, more profitable enterprise.

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I’ll also add that our inclusion into the Russell 2000 Index at the end of May will serve as another catalyst, increasing visibility with index funds, passive capital and institutional buyers. This significant milestone, combined with our increasing daily trading volume now averaging 2 million to 3 million shares, which creates the liquidity that large institutional investors seek.

Lastly, our Investor Relations messaging continues to align with national security, defense priorities and government buyer interest, reinforcing our strategic relevance in a geopolitically sensitive sector.

I will now turn it back over to you, Gary.

Gary Evans - CEO & Chairman, United States Antimony Corporation

Thanks, Jonathan. One thing I’d like you to let everybody know is we w

Jonathan Miller - Vice President, Investor Relations & Global Sales Manager, United States Antimony Corporation

So according to BlackRock’s 13F filing, they’ve increased their position by over 1.8 million shares, taking their total ownership to 5.1%.

Gary Evans - CEO & Chairman, United States Antimony Corporation

And as many of you know, BlackRock is a $1 trillion-plus fund and is a bellwether. It’s kind of like the good housekeeping seal of approval. So we’re excited to have them as substantial shareholders of the company. Thanks again, Jonathan. So as you can see, we’ve been very busy educating predominantly institutional investors about U.S. Antimony Corporation. We’re in a very unique position of being the only two operating antimony smelters in North America and for that matter, the Western Hemisphere.

So let me make something very clear. There exists today a worldwide shortage of this hard rock mineral. We can say this with conviction, because we’re attempting to buy supply every single day in the marketplace. And guess who is our largest competitor? The People’s Republic of China, the 10,000-pound gorilla. So what does the future hold? Undoubtedly, higher prices will fix supply. The problem is that this is going to take time. This is not easily fixed. Economic limits have been raised with higher prices of this ore. That means smaller quantities, wherever they may be in the world that may exist today become economic.

We’re negotiating the purchase of these smaller supplies alongside China from sources all across the world. So however, the silver lining here for us, though, is Alaska. With our eight permits at these different locations covering now 35,000 acres and mineral claims, we believe we may have some of the highest quality antimony stibnite ore available in the world, bringing this material to our own smelter under current expansion efforts that are underway cannot happen soon enough. Our margins will improve and certainty of supply of feedstock will be accomplished.

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So what should you as an investor and shareholder look forward to as catalysts from our company in 2025? I’m going to give you six of them. #1, closing of a DoD grant. #2, additional new international supplies of antimony to both Madero in Mexico and in Thompson Falls over and above what has already been announced. #3, Alaska supply beginning in late summer. #4, completion of our expansion plans in Thompson Falls that are currently underway prior to year-end, which will provide a sixfold increase in our throughput capability. #5, additional acquisitions of mining claims since some likely in other critical minerals. And #6, continued operating and financial results improvements. Each quarter should be a stairstep increase of not only the prior year, but the prior immediate quarter.

We gave our first annual revenue guidance when we reported 2024 fiscal results, which was not quite two months ago. That was anticipated of revenues expectations of $35 million to $50 million. I am today tightening up that spread to $40 million to $50 million and feel comfortable doing so.

With that being said, operator, please open the conference now to questions from our listeners. However, I would ask you to please don’t ask me any questions regarding a DOD grant and timing. I’m prohibited from answering those questions. Everything else, though, is on the table. Operator?

Operator

Certainly. At this time, we’ll be conducting a question-and-answer session. [Operator Instructions]. Thank you. Your first question, regarding the 6x expansion plans for Thompson Falls, how are you able to complete by the end of the year? Will construction affect existing operations?

Gary Evans - CEO & Chairman, United States Antimony Corporation

Good question. There’s two answers to that. #1, yes, we do plan to get this done by the end of the year. In fact, we think it may be a month or two early if our contractor is able to do what he says he can do. We chose a contractor that had substantial Montana operations and personnel. They’re very active in the state. They’re a large firm. We have a great relationship with senior management of the firm. And they understand the necessity to get this done quickly. It will not affect our existing operations. Everything that’s being added is an add-on to the property. We’ll probably remove our office there and relocate that somewhere else in the property because we need the space for this expansion.

The biggest problem we have in Thompson Falls is a lack of ground cover. I mean, in other words, we don’t have enough property to do what we want to do. So the expansion that we’ve announced is the most we can do on the piece of property that we own. And we’re surrounded by the forest service, and we also have limitations due to topography, that’s a very mountainous area. So to answer your question, yes, I feel very comfortable prior to year-end. And no, it will not affect existing operations.

Operator

Thank you. Your next question, we all await ore from Alaska. Can you comment on permitting time line? When do you expect ore to be trucked into Montana facility once permit is approved?

Gary Evans - CEO & Chairman, United States Antimony Corporation

I think we’ve kind of covered that already, but we’re looking for August, September. We might get fortunate enough, late July, August. But right now, it’s just a matter of getting our permits approved, which, as Joe said, hopefully, in the next couple of weeks, and then staging and picking up rock. We’ve already hired contractors, and we’re going to start loading stignite into super sacks to be trucked to Montana. And so we can’t do it fast enough. We’re working as fast as we can. That’s why we’ve hired more people in Alaska to expedite this.

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Operator

Thank you. Your next question, can you speak about the logistics of trucking ore from Alaska starting in Q4, specifically about your ability to truck during rough winter months? Do you anticipate any lulls due to winter weather?

Gary Evans - CEO & Chairman, United States Antimony Corporation

Well, again, I think it will be Q3, not Q2. Yes, it’s a 2,100-mile hike by truck. It’s pretty much a straight shot. It takes about two days. Fortunately, a lot of the trucks that go to Alaska take goods and come back unloaded or necked. So we have been talking to a number of trucking contractors about backhauling, which gives us a substantially reduced rate. And I don’t think there’s any problem trucking in the winter. The problem is us being able to actually excavate the ore in the winter. So that’s why we’re actually looking for a property. We’ve got a number of properties we’ll probably be closing on in the not-too-distant future, where we will start stockpiling antimony so that we can continue trucking it during the winter months. So that is the game plan.

Joe has been very careful in picking sites that were near roads so that we weren’t out as other companies have got antimony sources way deep in the woods and the forest, maybe hundreds of miles from a road. We are right next to Alaskan Highway and the main thoroughfares between Fairbanks and Anchorage, and we can get that material out all year long. But we’ve got to get it stockpiled to be able to do that.

Operator

Thank you. Your next question is, implications if Teck Red’s Dog zinc mine gets hung up with tariff issues given much of the zinc concentrate goes to China for processing, how could that affect your Teck feedstock coming in for processing in Montana?

Gary Evans - CEO & Chairman, United States Antimony Corporation

Well, first of all, antimony has been exempt from tariffs. And we have been working closely with Teck and the government. And at this point, we don’t see an issue there. Obviously, there’s a lot of saber rattling between the United States and Canada today. But so far, we’re okay. And then, of course, the material for Mexico, Madero comes internationally and then we can sell internationally. So there is no tariffs there. But even if we bring that material to the United States, the critical minerals being antimony are exempt.

Operator

Thank you. Your next question, I understand USAC currently owns the only antimony smelters in North America. But are you seeing any competing U.S.-based companies on the verge of having their own smelting capabilities?

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Gary Evans - CEO & Chairman, United States Antimony Corporation

Yes. We look at that all the time. I would preface this to say this is not an easy business. Other people can get licenses, they can get construction, but managing and operating an antimony smelter is not easy. And so think about this. If we’re having a problem finding antimony to feed our own smelters worldwide, I mean, we’re on the phone talking to eight, 10 different countries every week. And we’re having a problem getting antimony.

Why would you want to go spend the money to build a smelter that may not have any supply? Now the fact, that’s why we went to Alaska. That’s why we have our own supply coming in a few months. And that puts us in a little bit different situation. We become vertically integrated. So to answer your question, we have heard about a few that are looking and thinking and doing studies. But in order for them to get the capital to actually fund a smelter, they got to have supply. So that means you’ve got to go find a contract with somebody. And there is no antimony supply in the United States. So I’m not too concerned about it in the next couple of years for sure.

Operator

Thank you. Your next question is, whatever happened to the mineral rights for Guadalupe? Could they be a future asset to pursue if the geopolitical environment on the ground improves? Did we ever ascertain surface rights for this property?

Gary Evans - CEO & Chairman, United States Antimony Corporation

We continue to have interest from third parties in some of our mining claims in Mexico. We’re actually having current discussions with some of those parties. We made a conscious decision a year ago when we shut everything down in Mexico, that was a year ago in March to not mine in Mexico. And I don’t see that changing. And I think we’ve given reasons why in the past. So to answer your question, there are people interested with the right number or the right royalty or the right participation, we would do something with that property. It is not deemed a core property for us today.

Operator

Thank you. Your next question is, when is the first shipment of process material due in Montana from Mexico?

Gary Evans - CEO & Chairman, United States Antimony Corporation

No material is coming from Mexico to Montana. Everything we do in Mexico today is coming from Australia, soon to be coming from two other countries, and we get material from Mexico. But it gets sold to parties that don’t require any kind of processing at Montana. So whatever we do in Mexico either stays in Mexico or gets sold to international parties does not come to Montana for smelter.

Operator

Thank you. Your next question, following the expansion of your present location in Montana, does the company have any future plans for building an additional smelting facility in another location?

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Gary Evans - CEO & Chairman, United States Antimony Corporation

Very possibly. We’re still reviewing that. When we complete our work in Montana this year on the expansion plans and start receiving material, I mean, we plan to exit this year around 500 tons a month, 200 from Mexico, 300 from Montana. That means we’d be tapped out. So are we looking at other ideas? Yes. A lot of that has to do with what our government would like. And I can’t, again, elaborate on those discussions.

We do know there has been some significant additional funds allocated to various departments of the Department of Defense literally over the last couple of weeks, and they’re substantial. And so based on what we’re doing now and what we anticipate announcing soon, that will help lead to the next phase, which is a larger expansion of the 500 tons a month and will have to be a new location somewhere.

Operator

Thank you. Your next question, can you share a bit on your acquisition strategy? Are you looking for earlier-stage exploration assets or closer to development projects?

Gary Evans - CEO & Chairman, United States Antimony Corporation

That’s a good question. If you look at the array of mining companies out there, there are a lot of companies that raise capital from investors with a lot of fluff. And we see it all the time because a lot of those companies wish to enter into contracts with us to give themselves credibility. And when I say fluff, if you’re talking three, four, five years down the road and substantial amounts of capital to get something to market, that’s a different animal.

You’ll see that everything we’re doing, whether it be the antimony Alaska, whether it be the cobalt play or a new critical mineral we hope to announce soon, they all can be accessed quickly. And life is too short. I went to five of my friend’s funerals in the last six months. So I’m trying to go faster. I know other people of this company want to go faster. We don’t want to wait three years, four years, five years down the road. We want something that we can move on quickly.

We also know from our discussions with the federal government that they want us to look at some of these other critical minerals in a much faster way than what a typical mining company does. And people still don’t believe us about Alaska. They’ll believe it when they see it that here, we haven’t been up there a year, and we’ll be harvesting rocks within months. And that is unheard of in this business. And so it’s a different mentality. It’s a different way to look at our business. And we are continuing to look at acquisitions, but they have to be in our wheelhouse and they have to be something that we can get to quickly. Waiting two, three, four years to get something to market is not in our game plan.

Operator

Thank you. Your next question is, hi Gary and team, when do you bring Alaska Material in? You hinted at a bit of a time line earlier on the call and again in the Q&A. But can you walk us through the margin impact? And then just to confirm, inventories went up just under 4M as per your balance sheet. There’s a pretty big difference from 1.2M three months ago. You actually mentioned processing and sales having increased in Q2. Can you quantify this number and maybe give a bit of an indication as to where we are right now and when you see us at the end of Q2?

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Gary Evans - CEO & Chairman, United States Antimony Corporation

That’s a lot of questions there. Well, first of all, I don’t really want to talk about Q2 yet. It’s pretty obvious if we have inventories, which were pretty high at the end of Q1, then that in itself should mean that we should have higher throughput in Q2. And we are experiencing that. And it’s important to note that a lot of these inventories that we bought, whether they be from Canada, whether they be from Australia or be from other sources there in Mexico, those inventories were bought typically at much lower prices than the current price today.

So we are also realizing the benefit of that higher margin. Back to the first question, which I think is how will the Alaska properties improve our margins? So let me kind of give you a flavor of that. We’re typically paying 40%, at the most, 50% of Rotterdam to bring antimony ore to our facilities. We believe that when Alaska starts, that number could drop as low as 20% of Rotterdam. So that would be basically a 30% margin improvement.

And so that’s another reason we’re excited about it. But we have a lot of customers. We have, I think I counted last 17 different customers that want long-term contracts. They want a surety. And I can’t give them that with comfort when we’re buying this material from third parties that may have a problem this month with a mine or have a regulatory problem or a merger with another company or whatever it is, there’s no certainty.

So diversifying that international shipment group significantly is a high priority for us. And I think you’ll see that occur in the second quarter. We have two other countries that we’re having final negotiations for supply. That then gives us further pricing power. I have a limited pricing power when I have smelters that are underutilized. So once we get our smelters full and running properly, then we can start negotiating harder with the suppliers that we currently are receiving material from.

Operator

Thank you. Your next question is, Gary and team, thanks for having us on the call. How should we think about CapEx for the balance of the year? Can you remind us of the capital intensity of the Thompson Falls upgrade? And how does that compare to any future sites?

Gary Evans - CEO & Chairman, United States Antimony Corporation

Well, we announced a couple of weeks ago, the Thompson Falls upgrade was approximately $15 million. I think it will be less than that when it’s all said and done, but that’s what we’ve got. We’re hopeful that our DoD grant that we’re working on would fund that predominantly. So that is the hope. As far as other CapEx plans, fortunately, Alaska is pretty minimal because of the type of operations. Now that will change in 2026 and 2027 as Joe and his team up there start having to go deeper and wider and further than the actual rock collecting that we’ll be doing initially.

Acquisitions, we do have acquisitions on the plate. We hope to announce something here in the next 60 days about an acquisition. And so that obviously takes capital. And so as Rick though mentioned, our cash hoard has continued to increase, even though we’ve been growing by leaps and bounds, mainly due to warrant exercises. And we’ve been very tight controlled on our cost. I mean we have a great team that’s very much incentivized with stock, and we try to keep our salaries in check and be in a situation where we can show improved margins to our shareholders. So I think that answers the questions, I believe, operator.

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Operator

Thank you. Your next question, with increased refining capacity, will you take on refining from other mining operations who lack refining facilities such as PPTA and XTPT?

Gary Evans - CEO & Chairman, United States Antimony Corporation

Well, I know who PPTA is. I don’t know who the second one is. But obviously, having higher refining capacity helps everyone. And we wish that Perpetua was in a situation where they could deliver material today. Unfortunately, that’s not the case. We believe they’re still perhaps as long as four years away from having material. Remember, Perpetua is a gold mine first, an antimony mine second. It is a gold mine in Idaho that requires. I think they’re seeking a $1.8 billion EXIM import bank loan, and they have 500 employees.

So it’s not something that’s going to happen overnight or next year. So as we continue to increase our refining capacity, companies like Perpetua, I think, will feel more comfortable that we can begin handling their material when it does come to market four years down the road. So that’s another reason we’re looking at possibly a third facility for 2026 somewhere. We haven’t decided on all that yet. We do have three areas we’re looking at intensely. And I think that will be on the plate and a lot of it has to do with how our government wants to assist us in that endeavor.

Operator

Thank you. And your next question, did I hear Gary just say a new critical mineral to be announced?

Gary Evans - CEO & Chairman, United States Antimony Corporation

You did. Next question?

Operator

Thank you. Next question, please comment on progress and success, if any, in Canada?

Gary Evans - CEO & Chairman, United States Antimony Corporation

Joe, you might just talk about what your plans are? I know we have a budget for the cobalt play up in Canada. What you’re planning to do this year to kind of get that to a point where we might either do something ourselves or bring on a partner?

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Joe Bardswich - EVP, Chief Mining Officer & Director, United States Antimony Corporation

So we know there’s high-grade cobalt, 16% in one of the drill holes and 8% nickel along with it. There’s also tungsten, bismuth and copper in that immediate area. Nobody understands the geology completely. Dr. Fred Breaks has made advances last September. As soon as we can get back out there, which I expect within a few weeks, we’ll continue that work, strip a larger area, map out the size of the cobalt deposits and then go into a drilling program to prove it up. Nothing guaranteed, but you can’t ignore high grade like that in a drill hole.

And it’s a question of understanding the geology. So we’ve gone from four geological units as previously reported and the program last fall, they’ve identified three more geological units, which help in analyzing what is going on and where the deposit, if it exists, where the deposit will be. Thank you.

Gary Evans - CEO & Chairman, United States Antimony Corporation

I think it’s important to also note, Joe, that this is an area where there’s a lot of activity, a lot of mining activity. I think you told me it was one of the larger copper mines are up there in Sudbury area and that lots of infrastructure for both midstream and downstream operations. So that’s one reason we chose that property is that we could easily access other people’s smelters and operations and not have to build our own.

Joe Bardswich - EVP, Chief Mining Officer & Director, United States Antimony Corporation

Exactly right, Gary. I would anticipate that we would be or that that activity, that property would be subject to a buyout from somebody who’s already in the business.

Gary Evans - CEO & Chairman, United States Antimony Corporation

Next question. I think we’ll run it up after this question, Operator.

Operator

Absolutely. Your next question, your zeolite business has much improved year-over-year. Certainly, it gets overshadowed by the antimony business. But can you talk about expectations for the business and potential upside we could see throughout 2025?

Gary Evans - CEO & Chairman, United States Antimony Corporation

Yes. Because antimony, price has taken off so much and then now our volumes will be increasing, there’s no question zeolite will become a smaller piece of our business. But we are definitely going to hold on to it. We know we have one of the highest quality zeolite mines in the world. We also know that we have a long-term supply of zeolite, possibly up to 100 years. And we know that we can expand our capacity of our existing operations by 100% with very little, if any, capital. So what does that mean? It means we need more sales.

And so we are working hard both with the government, with our lobbyist group in Washington that’s helping us with that as well as we’ve hired salesman to help us in the water treatment area. We did have a salesman in the cattle area. She had to resign for some personal reasons. We’re trying to replace her. But we know that the cattle market as well as the water treatment market are huge markets. And then we also know that the concrete market is one that has a lot of promise where zeolite could replace fly ash.

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So we think that that business because now under Joe’s direction, we’ve drilled enough drill holes. We know kind of the reserves we have. We’ve just renegotiated our 10-year operating lease up there. Jeff Fink, who we hired 1.5 years ago, got the operation running smoothly. The CapEx that we spent last year is done. So now we just need sales, and we’re out trying to get that, and I feel comfortable that’s going to happen.

It’s pretty hard for our competition to compete with us when we show the quality of our zeolite versus the quality of the zeolite they’re selling. And when their customers see that, they take notice. And this company has never done any form of operations of selling their products, and we’re changing that. And I think that we’ll continue to see improved operations there.

So with that operator, I think we’re done with questions.

Operator

Absolutely. And we’ve reached our allotted time for our question-and-answer session. I’ll now turn the call over to Gary C. Evans for closing remarks.

Gary Evans - CEO & Chairman, United States Antimony Corporation

Thank you all for taking the time today to listen to our results. You can see that our management team is enthused. We know that we’ve got a great year coming for everybody involved. And we’d like to continue to show you that we are blocking and tackling and doing the things that are necessary to build this company into a $1 billion company. That is my goal.

I told this Board when I came on and became CEO, I wanted to build a $1 billion company. And the team that we’ve built and the team we’re continuing to build have the capacity to do that. And it’s a very exciting time. And we’ve got a lot of wind behind our sails, and there’s nothing, I keep waking up every day thinking where is the Grizzly Bear coming that’s behind. And I haven’t seen them yet. So we’re going to keep plowing ahead. Thank you for your time today.

Operator

Thank you. This concludes today’s webcast, and you may disconnect your lines at this time. Thank you for your participation.

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